Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: July 14, 2011

MEDIA CONTACTS:
Julie Gentz	Joele Frank / Andrew Siegel
Williams	Joele Frank, Wilkinson Brimmer Katcher
(918) 573-3053	(212) 355-4449

INVESTOR CONTACTS:
Travis Campbell	Sharna Reingold	David Sullivan	Tom Gardiner
Williams	Williams	Williams	Georgeson, Inc.
(918) 573-2944	(918) 573-2078	(918) 573-9360	(212) 440-9872

Williams Announces Revised Proposal To Acquire Southern Union For

$44.00 Per Share In Cash

•	Williams Commits to Take All Necessary Actions to Obtain Regulatory Approval

•	Transaction Not Conditioned Upon Financing

TULSA, Okla. – Williams (NYSE: WMB) announced today that it submitted an enhanced proposal to acquire Southern Union Company (NYSE: SUG) for $44.00 per share in cash, for a total enterprise value of $9.4 billion. Williams conveyed the all-cash, premium proposal via a letter to the Special Committee of Southern Union’s Board of Directors.

Williams’ enhanced proposal represents a premium of 10% over the nominal purchase price in Southern Union’s recently revised agreement with Energy Transfer Equity, L.P. (NYSE: ETE) (“Energy Transfer”), announced on July 5, 2011. The Williams proposal also represents a premium of 56% over Southern Union’s closing share price of $28.26 on June 15, 2011, the last trading day prior to the initial Energy Transfer announcement.

“Based on the due diligence we have completed to date, we have revised our forecasts and synergy estimates and are pleased to deliver Southern Union an enhanced proposal to acquire the company for $44.00 per share in cash,” said Alan Armstrong, Williams’ President and Chief Executive Officer. “We are more convinced than ever of the strategic and financial benefits of Williams’ acquisition of Southern Union. Our proposal offers more than just premium value and full liquidity to the Southern Union shareholders; it is designed to result very quickly in a merger agreement and provide certainty around financing and regulatory approvals. Williams is offering Southern Union a clear, direct path to the highest value for its shareholders.

“Based on the terms of our premium-value, all-cash proposal, we are confident that Southern Union’s Board of Directors will determine its superiority to the Energy Transfer agreement,” Armstrong said. “We look forward to working with Southern Union’s Board and management team to quickly finalize a definitive agreement.

“For Williams, this is a compelling transaction that would be immediately accretive to cash flows and dividends as well as enhance long-term growth opportunities,” Armstrong added. “Our revised, superior proposal would allow us to further build upon our presence in premier markets while maintaining our financial flexibility and commitment to investment-grade ratings and supporting our high dividend strategy.”

The Williams proposal is not subject to any financing conditions. Williams is prepared to deliver bank financing commitments to finance the all-cash purchase price concurrent with signing the merger agreement.

Williams has also strengthened its commitment to gaining regulatory approval and will close the transaction on a timeline consistent with the proposed Energy Transfer transaction. Williams is committed to take all necessary actions to obtain federal anti-trust clearance and will otherwise provide the same degree of regulatory certainty as the proposed Energy Transfer transaction.

The text of the letter Williams delivered today to the Special Committee of the Southern Union Board of Directors follows:

July 14, 2011

The Special Committee of the Board of Directors of Southern Union

cc: Mr. George Lindemann, Chairman and Chief Executive Officer

cc: Mr. Eric Herschmann, Vice Chairman, President and Chief Operating Officer

cc: Ms. Monica Gaudiosi, Senior Vice President and General Counsel

Williams is pleased to submit an enhanced proposal to acquire 100% of the issued and outstanding common stock of Southern Union (the “Company”) at a purchase price of $44.00 per share, payable in cash, which represents a total enterprise value of approximately $9.4 billion.

We are confident that both you and your shareholders will find our enhanced proposal to be superior to the Energy Transfer Equity, L.P. (NYSE: ETE) (“Energy Transfer”) transaction.

•

It represents a premium of 10% over the nominal purchase price of $40.00 per share in your revised agreement with Energy Transfer, announced on July 5, 2011, and a premium of 56% over Southern Union’s closing share price of $28.26 per share on June 15, 2011, the last trading day prior to the announcement of the initial Energy Transfer transaction.

•	The Williams proposal is not subject to any financing conditions, and we will deliver bank financing commitments to finance the all-cash purchase price concurrent with signing the merger agreement.

•

Williams will commit to take all necessary actions to obtain federal anti-trust clearance and will otherwise provide the same degree of regulatory certainty as the proposed Energy Transfer transaction. We will close the transaction on a timeline consistent with the proposed Energy Transfer transaction.

•

Williams’ proposal reflects the cost of the Company’s recent agreement to pay an increased breakup fee and expense reimbursement to Energy Transfer, which now amounts to $1.67 per Southern Union share.

We have attached the merger agreement and are simultaneously providing the Special Committee’s advisors financing commitment papers that we are prepared to execute once you have terminated your agreement with Energy Transfer. Williams’ proposed merger agreement is substantially similar to the revised merger agreement between the Company and Energy Transfer with revisions to reflect our all cash purchase price.

Williams is prepared to move quickly to consummate this transaction, which we believe is in the best interests of both companies’ shareholders. To that end, we believe that we can finalize terms of a potential transaction with Southern Union by Tuesday July 19 based upon the following schedule:

1.	Thursday, July 14: The Special Committee of Southern Union’s Board of Directors determines that the enhanced Williams proposal is superior to the current Energy Transfer transaction. Southern Union opens its data room to the members of the Williams team that previously had access to the data room and otherwise cooperates fully with Williams’ due diligence efforts through Tuesday, July 19.

2.	Friday, July 15 to Monday, July 18: Williams and the Southern Union management team conduct the management meetings that Williams had previously requested.

3.	Tuesday, July 19: Southern Union and Williams finalize discussions regarding terms of a potential transaction, and Southern Union provides notice to Energy Transfer of its intent to accept the superior Williams proposal, thereby commencing the 96 hour notice period required by the Energy Transfer Merger Agreement.

For many reasons, adhering to the schedule is crucial to our proposal. We are confident that this schedule provides a certain route to deliver superior value to your shareholders. The similarity of our proposed merger agreement to the Energy Transfer agreement should enable the Special Committee to make a prompt finding that our offer is superior and much of the due diligence and preparatory work required to execute a merger agreement is behind us.

We are more convinced than ever of the strategic benefits of this transaction. It is clearly in the best interests of our respective shareholders. We look forward to putting our two great companies together.

Very truly yours,

/s/ Alan Armstrong

Alan Armstrong

President and Chief Executive Officer of Williams

As previously announced, Williams is proceeding with its plan to separate its exploration and production business in a two-step process. The initial public offering of WPX Energy is on track for the third quarter of 2011, with the subsequent tax-free spinoff to Williams shareholders expected to be completed no later than the first quarter of 2012. This process is designed to create two, independent, pure-play companies that are better positioned for growth and appeal to distinct groups of investors. The company noted that the proposal to acquire Southern Union has no impact on the timing of the separation transaction.

Barclays Capital and Citi are serving as financial advisors to Williams and Cravath, Swaine & Moore LLP and Gibson, Dunn & Crutcher LLP are serving as its legal advisors.

About Williams (NYSE: WMB)

Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 75-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.